November 14, 2016

For more information contact

TO ALL MEDIA:

Steve P. Foster, President and CEO

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE: LCNB's McKay Announces Retirement. Roess and Ruppert to be Promoted

Lebanon, Ohio:  LCNB Corp. (Symbol: LCNB) The Board of Directors of LCNB Corp. (LCNB) and its subsidiary, LCNB National Bank, announced today that Leroy F. McKay will step down as Head of the Bank’s Trust Department, effective December 31, 2016.

Mr. McKay, who serves as Executive Vice President of the Bank's Trust Department, will remain as a Trust Officer of the bank with duties assigned to assist in a smooth transition until his official retirement date in the third quarter of 2017.

In connection with Mr. McKay’s announcement, the Board of Directors will promote two current Senior Vice Presidents and Trust Officers to new positions effective January 1, 2017.

Rebecca Hawk Roess will become Executive Vice President and Trust Department Head.

Bradley A. Ruppert will become Executive Vice President and Chief Investment Officer for the Trust Department and the Bank.

Ms. Roess has served as Senior Vice President and Trust Officer at LCNB for the last 8 years. Prior to joining LCNB, she was the Trust Department Head for another financial institution where she was employed for 10 years.

Mr. Ruppert, has served LCNB as a Senior Vice President and Trust and Investment Officer for the last 9 years. He provides over 18 years of experience in Trust and Investments.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned, FDIC insured subsidiary with 36 offices located in Butler, Clinton, Clermont, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.